UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pharmasset, Inc.

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February 12, 2010

Dear Stockholders:

It is my pleasure to invite you to Pharmasset’s 2010 Annual Meeting of Stockholders. We will hold the meeting on Thursday, March 18, 2010, at 9:00 a.m., at Le Parker Meridien, 118 West 57th Street, New York, New York. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and I will present an update on our business operations. There will also be time for questions.

The enclosed Notice of Annual Meeting, Proxy Statement, and proxy card provide information about Pharmasset in addition to describing the business we will conduct at the meeting.

Your vote is important. You may vote by the Internet, as described in the instructions you receive; by using the proxy card or voting instruction card you receive; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

Thank you for your ongoing support of Pharmasset. I look forward to seeing you at our Annual Meeting.

Sincerely,

P. Schaefer Price
President and Chief Executive Officer

PHARMASSET, INC.

303-A College Road East

Princeton, New Jersey 08540

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 18, 2010

To our stockholders:

We invite you to our 2010 annual meeting of stockholders, which will be held at Le Parker Meridien, 118 West 57th Street, New York, New York on Thursday, March 18, 2010 at 9:00 a.m., local time. At the meeting, stockholders will be asked to:

1.	Elect one Class III Director for the ensuing three years,

2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

P. Schaefer Price, our President and Chief Executive Officer, will also present an update on our business operations at the Annual Meeting.

Stockholders of record at the close of business on January 22, 2010, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares.

By Order of the Board of Directors,

Paul Lubetkin
Executive Vice President, General Counsel, and Secretary

Princeton, New Jersey

February 12, 2010

Proxy Statement

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about February 12, 2010, to owners of shares of Common Stock of Pharmasset, Inc. (referred to as we, us, or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Stockholders (the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 18, 2010.

THE PROXY STATEMENT FOR OUR 2010 ANNUAL MEETING, OUR ANNUAL REPORT TO STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2009 ARE AVAILABLE AT: http://www.pharmasset.com/materials

General Information about the Annual Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our board of directors is asking (technically called soliciting) holders of our Common Stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for March 18, 2010, commencing at 9:00 a.m. at Le Parker Meridien, 118 West 57th Street, New York City, New York. Your proxy will be used at the Annual Meeting or at any adjournment(s) of the meeting. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being mailed to stockholders beginning on or about February 12, 2010.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, January 22, 2010, may vote at the Annual Meeting. There were 28,318,573 shares of our Common Stock outstanding on January 22, 2010. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Paul Lubetkin, our Secretary, at (609) 613-4100 to arrange a visit to our offices.

What are the voting rights of the holders of our Common Stock?

Each outstanding share of our Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1.	Over the Internet—If you have Internet access, you may authorize the voting of your shares by following the “Submit a proxy by Internet” instructions set forth on the enclosed proxy card. You must specify how you want your shares voted or your vote will not be completed and you will receive an error message. Your shares will be voted according to your instructions.

2.	By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors. Unsigned proxy cards will not be voted.

3.	In Person at the Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

Most of our stockholders hold their shares in “street name” through a stockbroker, bank, or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank, or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank, or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank, or other nominee has enclosed a voting instruction card for you to use in directing your stockbroker, bank, or other nominee in how to vote your shares.

Stockbrokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to the election of directors. As a result, with respect to the election of directors, if the beneficial owners have not provided instructions with respect to this matter (commonly referred to as “broker non-votes”), those beneficial owners’ shares will be included in determining whether a quorum is present, but will not be voted and will be considered to be an abstention, having no effect on the vote for the election of directors.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by: (1) notifying our Secretary, Paul Lubetkin, in writing at 303-A College Road East, Princeton, New Jersey 08540, that you are revoking your proxy; (2) submitting new voting instructions using any of the methods described above; or (3) attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Kurt Leutzinger, our Chief Financial Officer, and Paul Lubetkin, our Executive Vice President, General Counsel, and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of Common Stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated Class III Director (Proposal 1) and “FOR” Proposal 2. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their best judgment.

What constitutes a quorum?

The holders of a majority of the 28,318,573 shares of Common Stock issued and outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes will be counted as present for the purpose of establishing a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of One Class III Director—For Proposal 1, the election of one Class III Director, the nominee will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the nominee with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposal 2—Ratification of the Appointment of our Independent Registered Public Accounting Firm—For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Why are you being asked to ratify the appointment of Grant Thornton LLP?

Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of Grant Thornton LLP, but will not be required to take any action.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than the election of the Class III Director and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented to the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (SEC) within four business days following the meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. We will be responsible for paying for all expenses to prepare, print, and mail the proxy materials to stockholders. In accordance with the regulations of the SEC, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails, our officers, directors, and employees may solicit the return of proxies by telephone or personal interviews. We may also retain a proxy solicitor if it appears reasonably likely that we may not obtain a quorum to conduct the Annual Meeting.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended September 30, 2009 (fiscal 2009) and audited our financial statements and our internal control over financial reporting for such fiscal year. Grant Thornton LLP has been appointed by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending September 30, 2010 (fiscal 2010). We expect that one or more representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

How may you obtain additional copies of our Annual Report on Form 10-K or this Proxy Statement?

You may request a copy of our Annual Report on Form 10-K for the year ended September 30, 2009 or this Proxy Statement to be sent to you for no charge, by writing to Paul Lubetkin, our Secretary, at Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540.

PROPOSAL 1: ELECTION OF DIRECTOR

Our Certificate of Incorporation divides our board of directors into three classes, Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently two Class III Directors whose term expire at the 2010 Annual Meeting, three Class I Directors whose terms expire at the 2011 Annual Meeting, and three Class II Directors whose terms expire at the 2012 Annual Meeting (in all cases, subject to the election and qualification of their successors and to their earlier death, resignation, or removal). Fredric D. Price, a Class III Director, notified the Company on January 7, 2010 of his intention not to stand for re-election to the board and, consequently, that he will resign from the board of directors effective March 17, 2010. Our board has not nominated an individual to replace Mr. Price at this time.

Biographical information (current as of December 31, 2009) for the nominee for Class III Director whose current term of office expires at the 2010 Annual Meeting and for each Class I and Class II Director whose term of office will continue after the 2010 Annual Meeting is provided below. Our board of directors, upon the recommendation of the Nominating and Governance Committee, has nominated for election at the 2010 Annual Meeting Herbert J. Conrad as a Class III Director for a three-year term expiring at the 2013 Annual Meeting. The nominee is presently a director and was previously elected by our stockholders.

The Board Unanimously Recommends a Vote FOR the Election of Herbert J. Conrad as a Class III Director for a three-year term expiring at the 2013 Annual Meeting.

Nominee for Class III Director for Election at the 2010 Annual Meeting for a Term Expiring at the 2013 Annual Meeting

Herbert J. Conrad, 77, has served as a member of our board of directors since March 2008. He is currently a director of Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) and Celldex Therapeutics, Inc. (NASDAQ: CLDX) and serves on the Medical Advisory Board of Henry Schein Inc. (NASDAQ: HSIC). From 1960 to 1993, Mr. Conrad served in a variety of roles at F. Hoffmann LaRoche Ltd., including President of Roche Pharmaceuticals Division and a Member of the Executive Committee and Board of Directors from 1982 through 1993. Each of the foregoing companies is in the pharmaceuticals industry. Mr. Conrad has been involved in a number of business, industry, academic, civic, and philanthropic organizations, and also served in the U.S. Army’s Medical Services Corps. Mr. Conrad earned his undergraduate and graduate degrees in Pharmacy from the Brooklyn College of Pharmacy. He also has received a Doctorate in Humane Letters (Honorary) from Long Island University.

Class I Directors Continuing in Office—Terms Expire at the 2011 Annual Meeting

William J. Carney, 72, has served as a member of our board of directors since June 2004. Mr. Carney also served as a member of the board of directors of our predecessor company, Pharmasset, Ltd., from November 2000 to June 2004. Mr. Carney is a professor of corporate law at Emory University in Atlanta, Georgia. Prior to joining the Emory University faculty in 1978, Professor Carney was a professor of law at the University of Wyoming and a partner in the Denver law firm of Holland & Hart. Professor Carney has served as chair of the Corporate Code Revision Committee and as a member of the Executive Committee of the Corporate Section of the State Bar of Georgia. He is the author of two leading casebooks on mergers and acquisitions and corporate finance, and more than 50 articles and book chapters on related topics. Professor Carney received his B.A. and L.L.B. from Yale University.

Michael K. Inouye, 54, has been a member of our board of directors since June 2005. Mr. Inouye is currently a self-employed consultant to life sciences companies. Mr. Inouye served as Senior Vice President, Corporate and Commercial Development of Pharmacyclics, Inc. (NASDAQ: PCYC) from May 2007 through February 2008. From March 2006 through February 2007, Mr. Inouye was Senior Vice President of Commercial Operations of Telik, Inc. (NASDAQ: TELK). From May 2005 through February 2006, Mr. Inouye was working as an independent pharmaceutical industry consultant. Mr. Inouye was a worldwide commercial operations executive at Gilead Sciences, Inc. (NASDAQ:GILD) from August 1995 to April 2005, where he led the global product launches of leading HIV therapeutics and hepatitis B virus therapeutics. Before joining Gilead Sciences, he served in sales and marketing and business development roles at Merck & Co. and American Home Products. Mr. Inouye received a B.S. in Food & Science Technology from the University of California at Davis and an M.B.A. from California State Polytechnic University, Pomona.

P. Schaefer Price, 47, is a member of our board of directors and is our President and Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC (LSE: PJP). Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin—Madison and an M.B.A. from the University of Minnesota.

Class II Directors Continuing in Office—Terms Expire at the 2012 Annual Meeting

G. Steven Burrill, 65, has served as a member of our board of directors since August 2004, and as Chairman of the Board since November 2004. Mr. Burrill is the founder and chief executive officer of Burrill & Company, a San Francisco-based life sciences merchant bank. Prior to founding Burrill & Company in 1997, Mr. Burrill spent 28 years with Ernst & Young, directing and coordinating the firm’s services to clients in the biotechnology/life sciences and high technology/manufacturing industries worldwide. He currently serves as Chairman of the Boards of BioImagene, Inc., a digital pathology solution provider, and Abunda Corporation, a healthcare company, and is a member of the Boards of Directors of Catalyst Biosciences, Inc., DepoMed, Inc. (NASDAQ: DEPO), Ikano Therapeutics, Inc., ProteoGenix, Inc., Proventys, Inc., Targacept, Inc. (NASDAQ: TRGT), and XDx, Inc., each of which is in the healthcare industry. Mr. Burrill received his B.B.A. from the University of Wisconsin-Madison.

Elliot F. Hahn, Ph.D., 65, has been a member of our board of directors since August 2000. Dr. Hahn is the Executive Chairman of Accu-Break Pharmaceuticals, Inc., a developer and provider of tablet technologies to the pharmaceutical industry, where he previously served as the President from October 2004 through December 2007 and as Chairman from January 2008 through March 2009. Dr. Hahn was a co-founder of Andrx Corporation and served as Chairman Emeritus from March 2003 until its acquisition in November 2006. Dr. Hahn was Andrx Corporation’s President from February 1993 until March 2003, Chief Executive Officer from October 2001 until June 2002, and Chairman of the Board of Directors from June 2002 through March 2003. From June 1990 until February 1993, Dr. Hahn was Vice President for Scientific Affairs of IVAX and Vice President of Research at the pharmaceutical subsidiary of IVAX Corp., then a publicly traded pharmaceuticals company. Before joining IVAX, Dr. Hahn was an associate professor at The Rockefeller University, an assistant professor at Albert Einstein College of Medicine, and a member of the Institute for Steroid Research at Montefiore Hospital, all in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. He has authored or co-authored over sixty peer-reviewed scientific publications. Dr. Hahn serves as a member of the board of directors of CyDex, a privately held pharmaceutical company. Dr. Hahn holds a B.S. with Honors in Chemistry from City College of New York and a Ph.D. in Organic Chemistry from Cornell University.

Robert F. Williamson III, 44, is currently involved in starting and assisting public and private companies through his consultancy, LaSalle Venture Advisers, which he founded in April 2002. He also currently serves as Executive Chairman of Strategic Enzyme Applications, Inc., a private company developing clean and renewable chemical manufacturing technologies. From March 2008 to March 2009, he was Director of Progen

Pharmaceuticals Limited (NASDAQ: PGLA), a publicly traded Australian therapeutic oncology company. From April 2004 to May 2006, he was Chief Executive Officer and Director of Arriva Pharmaceuticals, Inc., a private respiratory and dermatology therapeutic development company. Arriva Pharmaceuticals filed for Chapter 11 protection under the federal bankruptcy laws on August 29, 2007, but has since emerged from bankruptcy. From May 2002 to April 2003, Mr. Williamson was President and Chief Operating Officer and Director of Eos Biotechnology, an antibody therapeutics company and, from July 1999 to March 2002, Chief Operating Officer of Pangea / DoubleTwist, Inc., a provider of genomic information and bioinformatics analysis technologies. Earlier, Mr. Williamson was a partner with The Boston Consulting Group, Inc., where his clients included pharmaceutical, medical device, health care, high technology, and energy companies. Mr. Williamson started his career as a research assistant for the Federal Reserve Board of Governors in Washington, D.C. He received a B.A. in Economics from Pomona College and an M.B.A. from Stanford Graduate School of Business.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our board of directors and others (including, where appropriate, professional search firms) for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates. In considering whether to recommend any candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers many factors, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular factors and no particular factor is a prerequisite for each nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee reviews such director’s overall service to the Company during the director’s term. In the case of a new director candidate, the Nominating and Corporate Governance Committee reviews whether the nominee is “independent,” based on applicable listing standards of The NASDAQ Stock Market, LLC (NASDAQ) and applicable SEC rules and regulations, if necessary.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by timely submitting their name, along with the additional information and materials required by our Second Amended and Restated Bylaws, as amended, (our Bylaws) to our Nominating and Corporate Governance Committee at Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540, Attention: Corporate Secretary. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria discussed above.

Stockholder Communications with Directors

We have established a process for stockholders to send communications to the members of our board of directors. Stockholders may send such communications by mail addressed to our full board of directors, a specific member or members of the board, or to a particular committee of the board, at 303-A College Road East, Princeton, New Jersey 08560, Attention: Corporate Secretary. All such communications will be opened by our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our board of directors or any individual director or group or committee of directors, our Corporate Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

Board Determination of Independence

The SEC and NASDAQ have promulgated rules and regulations pursuant to which a director may qualify as an “independent director” (Independence Rules). In addition, our board of directors will not consider a director to qualify as an “independent director” unless that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (Independence Standards). Our board of directors has determined that all of our directors, except for P. Schaefer Price, our President and Chief Executive Officer, qualify as “independent directors” pursuant to both the Independence Rules and the Independence Standards.

Board Committees

Our board of directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (Exchange Act), a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors. Our board of directors has adopted charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, current copies of which are available on our website at http://investor.pharmasset.com/documents.cfm. A summary description of the committees of our board of directors follows.

Audit Committee

The Audit Committee of our board of directors consists of G. Steven Burrill (Chair), Fredric D. Price, and Robert F. Williamson III. Mr. Price will serve on the Audit Committee through the effective date of his resignation from the board, as which time a successor will be appointed to the committee. Each of the members of the Audit Committee is an “independent director” under both the Independence Rules and the Independence Standards and is able to read and understand our financial statements. In addition, G. Steven Burrill qualifies as an “audit committee financial expert” under SEC rules and regulations and possesses financial sophistication in accordance with NASDAQ requirements. Each Audit Committee member serves until his successor has been duly elected and qualified or until the earlier of his death, resignation, disqualification, or removal. The responsibilities of the Audit Committee are to:

•	select our independent auditors, review and approve their engagement letter, monitor their independence and performance, and determine their compensation;

•

review our annual audited financial statements and related footnotes and report to our board of directors whether it recommends that the audited financial statements should be included in our Annual Report on Form 10-K;

•	review and discuss with management and with the independent auditors our quarterly financial statements and any related correspondence or statements prior to filing of a Form 10-Q;

•	periodically review and discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•

periodically review and discuss with management the significant accounting principles, policies, and practices followed by us in accounting for and reporting our financial results in accordance with generally accepted accounting principles;

•	obtain and consider the independent auditors’ judgments about the quality and appropriateness of our accounting principles as applied in our financial reporting;

•	discuss with the independent auditors matters required to be communicated to audit committees;

•	periodically review and discuss with management the effectiveness and adequacy of our accounting and internal controls policies and procedures;

•

establish and maintain appropriate procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review any legal matters that could have a significant impact on our financial statements.

Compensation Committee

The Compensation Committee consists of Robert F. Williamson III (Chair), G. Steven Burrill, Elliott F. Hahn, and Michael K. Inouye. Each member of the Compensation Committee is an “independent director” under both the Independence Rules and the Independence Standards. In addition, each member of the Compensation Committee is an “outside director” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. Each Compensation Committee member serves until his successor has been duly elected and qualified or until the earlier of his death, resignation, disqualification, or removal. The Compensation Committee is responsible for developing and overseeing the implementation of our compensation strategy with respect to the compensation of our officers and directors. Specifically, the responsibilities of the Compensation Committee are to:

•	create, amend, review, and approve for recommendation to our board of directors our compensation plans and benefit programs for employees;

•	oversee the administration and operation of our compensation and benefit programs generally;

•

recommend to our board of directors proper titles, job descriptions, and milestones and other guidelines for performance-based compensation for our Chief Executive Officer and our other executive officers;

•	evaluate the performance of our Chief Executive Officer and our other executive officers and approve compensation for such employees;

•	review with the Chief Executive Officer matters relating to management succession;

•	determine and recommend to our board of directors for its approval annual retainer, meeting fees, stock awards, and other compensation for members of our board of directors and its committees;

•	review and approve the Compensation Discussion and Analysis prior to its inclusion in our proxy statement or our Annual Report on Form 10-K, as the case may be; and

•	review and approve (or decline to approve) transactions involving potential conflicts of interest with any of our officers or directors and any other related party transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance committee of our board of directors consists of William J. Carney (Chair), Herbert J. Conrad, Elliot F. Hahn, and Michael K. Inouye. Each member of the Nominating and Corporate Governance Committee is an “independent director” under both the Independence Rules and the Independence Standards. Each Nominating and Corporate Governance Committee member serves until his successor has been duly elected and qualified or until the earlier of his death, resignation, disqualification, or removal. The Nominating and Corporate Governance Committee’s responsibilities are to:

•	oversee our Code of Ethics and Business Conduct and the board of directors’ governance guidelines;

•	review issues and developments related to corporate governance and advise our board of directors on corporate governance matters;

•	consider, develop, and recommend to our board of directors policies regarding the size and composition of our board of directors;

•	review the slate of possible director candidates and determine the nominees to our board of directors;

•	review and assess the qualifications of the members of our other committees;

•	recommend committee member appointments and removals and advise our board of directors on the structure and operations of various committees of our board of directors; and

•	manage or propose the process whereby our board of directors assesses its own performance and the corporation’s performance, including reporting the results thereof to our board of directors.

Board Meetings and Attendance

Our board of directors held 11 meetings, either in person or by teleconference, during fiscal 2009. In addition, during fiscal 2009, the Audit Committee held five meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held two meetings. Each of our directors attended at least 90% of the aggregate number of board of directors’ meetings and meetings of committees on which he then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors were in attendance at the 2009 annual meeting of stockholders and, except for Mr. Fredric D. Price, who is resigning as a director, are expected to attend the Annual Meeting.

Code of Ethics and Business Conduct

Our board of directors has adopted a written Code of Ethics and Business Conduct that applies to our directors, officers, and employees, as well as corporate governance guidelines applicable specifically to the board. You can find links to these documents on our website, www.pharmasset.com under the “Corporate Governance” heading on the “Board of Directors” page. In addition, we may satisfy the disclosure requirements of the SEC or NASDAQ concerning any amendments to, or any waivers from, a provision of our Code of Ethics and Business Conduct that applies to our principal executive officer or our principal financial and accounting officer by posting such information on our website (www.pharmasset.com), where it is accessible through the same links noted above.

Compensation of Directors

Fees Earned or Paid in Cash

Our board of directors determines the compensation of our non-employee directors in conjunction with recommendations made by the Compensation Committee. The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to our board of directors when appropriate. The Compensation Committee did not recommend any changes in compensation for our non-employee directors for fiscal 2009.

Our board of directors is compensated through fees, grants of stock options, and grants of restricted stock. Each non-employee director receives an annual cash retainer fee of $50,000, payable quarterly in advance of services. In addition, the Chairman of our board of directors receives an annual fee of $30,000, payable quarterly in advance of services. Also, each non-employee director who serves as a chair of the Audit or Compensation Committee receives an annual fee of $10,000, payable quarterly in advance of services, and each non-employee director who serves as a chair of the Nominating and Corporate Governance Committee receives an annual fee of $7,500, payable quarterly in advance of services. The following table sets forth information concerning the compensation of our directors who are not also named executive officers for fiscal 2009.

	Fees Earned or Paid In Cash (1)
	Annual Retainer For Non- Employee Director	Annual Retainer For Board or Committee Chairs	Subtotal - Fees Earned or Paid In Cash	Option Awards (2)	Restricted Stock (3)	Total
G. Steven Burrill	$50,000	$30,000	$80,000	$135,390	$48,451	$263,841
William J. Carney	$50,000	$7,500	$57,500	$138,919	$48,451	$244,870
Herbert J. Conrad	$50,000	$—	$50,000	$204,606	$48,451	$303,058
Elliot F. Hahn	$50,000	$—	$50,000	$138,919	$48,451	$237,370
Michael K. Inouye	$50,000	$—	$50,000	$138,919	$48,451	$237,370
Fredric D. Price	$50,000	$—	$50,000	$154,191	$48,451	$252,643
Robert F. Williamson III	$50,000	$10,000	$60,000	$138,919	$48,451	$247,370

(1)	The amounts in these columns reflect the actual fees earned during fiscal 2009.
(2)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial reporting purposes for fiscal 2009, for stock options granted under our equity plans and may include amounts from stock options granted in and prior to fiscal 2009. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2009, included in our Annual Report on Form 10-K for the year ended September 30, 2009 (2009 Form 10-K) filed with the SEC on November 25, 2009.
(3)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial reporting purposes for fiscal 2009. The fair value of each share of restricted stock is determined using the closing price of our Common Stock on the date of grant. Such fair value is then recognized as compensation cost over the applicable vesting period.

In addition, we reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company.

Grant of Stock Options

Upon initial election or appointment to our board of directors, each non-employee director will be granted an option to purchase 40,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. Each such option will vest immediately with respect to 10,000 shares, will vest with respect to another 10,000 shares on the first anniversary of the date of grant and will vest with respect to the remaining 20,000 shares in equal quarterly installments until the third anniversary of the date of grant. Prior to July 16, 2008, each non-employee director was annually granted an option to purchase 10,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant. On July 16, 2008, our board of directors approved an increase in the annual amount of stock options granted to each non-employee director from 10,000 to 20,000. Each such option will vest on the first anniversary of the date of grant with respect to 5,000 shares, another 5,000 shares on the second anniversary of the date of grant, and will vest with respect to the remaining 10,000 shares in equal quarterly installments thereafter until the third anniversary of the date of grant.

The following table sets forth information concerning the stock options granted to our directors who are not also Named Executive Officers (as defined below).

	Grant Date	Option Awards: Number of Securities Underlying Options (1)	Grant Date Fair Value of Option Awards (2)	Number of Options Outstanding (3)	Number of Securities Underlying Unexercised Options (#) Exercisable (4)
G. Steven Burrill	10/29/2008	20,000	$189,748	40,000	16,875
William J. Carney	10/29/2008	20,000	$189,748	50,833	27,292
Herbert J. Conrad	10/29/2008	20,000	$189,748	70,000	35,000
Elliot F. Hahn	10/29/2008	20,000	$189,748	94,667	71,125
Michael K. Inouye	10/29/2008	20,000	$189,748	73,333	49,792
Fredric D. Price	10/29/2008	20,000	$189,748	43,335	16,876
Robert F. Williamson III	10/29/2008	20,000	$189,748	81,333	57,792

(1)	The amounts shown in this column reflect stock options granted to our non-employee directors pursuant to our 2007 Equity Incentive Plan. These options have a vesting schedule of 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and an additional 6.25% at the end of each three-month period thereafter.
(2)	The amounts reported in this column represent the entire grant date fair value for each option award. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2009, included in our 2009 Form 10-K.
(3)	The amounts reported in this column represent the total number of options outstanding, whether issued during fiscal 2009 or earlier, as of September 30, 2009.
(4)	The amounts reported in this column represent the total number of options vested from all grants issued during fiscal 2009 or earlier, as of September 30, 2009.

Issuance of Restricted Stock

Beginning in fiscal 2009, each non-employee director also receives an annual grant of 2,000 shares of restricted Common Stock which vests on the first anniversary of the grant date, as long as the director continues to serve on our board of directors on that date, unless the failure to be so engaged is due solely to the fact that the director is nominated but not re-elected to serve as a director. The grant date (March 24, 2009) fair value of each share of restricted Common Stock was $8.92. The grant date fair value was measured as the value of our Common Stock as of the close of the market on the date of grant. The restricted Common Stock granted to each non-employee director vests on March 24, 2010 (subject to the condition mentioned above).

Executive Officers of the Company

All of our executive officers are appointed annually and serve at the pleasure of our board of directors. The names, positions, ages, and background of our executive officers are set forth below. Except as identified below, there are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

P. Schaefer Price, 47, is a member of our board of directors and is our President and Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC (LSE: PJP). Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin—Madison and an M.B.A. from the University of Minnesota.

Kurt Leutzinger, 58, has been our Chief Financial Officer since January 2005. From January 2004 to January 2005, Mr. Leutzinger was a consultant to Abgenix, Inc., a public biotechnology company acquired in 2005. From July 1997 to January 2004, Mr. Leutzinger was the Chief Financial Officer of Abgenix. From 1987 to 1997, Mr. Leutzinger was a private equity portfolio manager for General Electric Investments concentrating on early-stage investments in medical devices and biotechnology. Mr. Leutzinger’s prior experience includes mergers & acquisitions at Primerica and public accounting at Arthur Anderson & Co. Mr. Leutzinger is a C.P.A. and received a B.A. from Fairleigh Dickinson University and an M.B.A. from New York University.

M. Michelle Berrey, M.D., MPH, 43, has been our Chief Medical Officer since January 2007. From August 1999 to January 2007, Dr. Berrey served as Vice President, Viral Diseases, Clinical Pharmacology & Discovery Medicine at GlaxoSmithKline plc (NYSE: GSK), a global pharmaceuticals company. Dr. Berrey was most recently responsible for the early development and clinical strategy of Phase 1-2a studies for new targets against HIV, hepatitis viruses, and hepatic fibrosis at GlaxoSmithKline. Dr. Berrey received a Master of Public Health from Emory University and her M.D. from the Medical College of Georgia. She completed her Internship and Residency in Internal Medicine at the University of North Carolina, Chapel Hill, and she was a Senior Fellow in Infectious Disease Medicine at the University of Washington, Seattle, where she conducted research in HIV transmission and acute HIV infection.

Patrick T. Higgins, 52, is our Executive Vice President, Marketing and Sales and has been with Pharmasset since November 2007. He served as a consultant to Pharmasset starting in 2006 until his hire. From 1995 to 2006, Mr. Higgins was Vice President, Sales & Marketing, Virology at Hoffmann-LaRoche. Mr. Higgins was responsible for directing the development and implementation of marketing and sales plans for Roche’s global launch of Pegasys® and Copegus® for the treatment of chronic hepatitis C infection. Before joining Roche, Mr. Higgins served in advertising, sales, and marketing roles at Schering Corporation, where he was instrumental in developing Schering’s Oncology/Biotech group that launched Intron-A® for the treatment of chronic hepatitis. Roche and Schering are, or were, publicly traded pharmaceuticals companies. Mr. Higgins has over 25 years of pharmaceutical industry sales and marketing experience, including participation in 13 product launches. Mr. Higgins received a B.A. from Villanova University and a M.B.A from Seton Hall University.

Paul Lubetkin, 59, has been our Executive Vice President, General Counsel, and Secretary since October 2008. Previously, Mr. Lubetkin served as an officer and chief legal officer with public and private companies in the healthcare industry commencing in 1990, including Emisphere Technologies, Inc. (2007-2009) (BB:EMIS), Aptuit Inc. (2005-2006), Odyssey Pharmaceuticals, Inc. (2004-2005), and, earlier, with CollaGenex

Pharmaceuticals, Inc. (NASDAQ: CGPI), Pliva (LSE: PLVD), PersonalPath Systems, Inc., and Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN). He was a litigation partner in the law firm Kelley Drye & Warren LLP and served in the Enforcement Division of the Securities and Exchange Commission. Mr. Lubetkin received a B.S. from Northwestern University and a J.D. (with distinction) from the University of Iowa.

Michael J. Otto, Ph.D., 61, is our Chief Scientific Officer and has been with Pharmasset since June 2004. Mr. Otto was with our predecessor company, Pharmasset, Ltd. from November 1999 to June 2004. From February 1998 to September 1999, Dr. Otto was an Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, a global chemicals, pharmaceuticals, and consumer products company, where he was responsible for providing clinical development support for antiviral and antibacterial compounds. From 1994 to 1997, he served as the Vice President for Research and Development at Avid Therapeutics Inc. until its acquisition by Triangle Pharmaceuticals Inc. (NASDAQ: VIRS). Dr. Otto previously held positions at DuPont-Merck, DuPont and Sterling Drug. Dr. Otto serves as an Editor for Antiviral Chemistry & Chemotherapy. He has authored more than 80 scientific publications and is a named inventor on six patents and patent applications. Dr. Otto received a B.S. from Loyola University of Chicago and a Ph.D. in Medical Microbiology from The Medical College of Wisconsin.

Michael D. Rogers, Ph.D., 56, has been our Chief Development Officer since November 2007. From 2004 to 2007, Dr. Rogers served as Vice President, Division of Viral Diseases at GlaxoSmithKline, where he was responsible for antiviral discovery activities directed toward HIV and hepatitis C virus indications. From 2001 to 2004, Dr. Rogers served as Vice President, Antiviral Discovery Medicine at GlaxoSmithKline. Dr. Rogers has over 23 years of industry experience and has participated in all phases of antiviral and anti-infective drug development, including discovery, preclinical development, and phase 1, 2, 3, and 3b/4 clinical development programs. Dr. Rogers received his doctorate in medical parasitology and a Master of Public Health degree in medical microbiology from the University of North Carolina. He completed a postdoctoral fellowship in clinical microbiology at St. Jude Children’s Research Hospital in Memphis, Tennessee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information about the beneficial ownership of our common stock as of November 30, 2009 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each of our directors and director nominees;

•	each executive officer who is a beneficial owner of our Common Stock; and

•	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 28,295,566 shares of Common Stock outstanding on November 30, 2009.

Unless otherwise indicated, the address for each person or entity named below is c/o Pharmasset Inc., 303-A College Road East, Princeton, New Jersey 08540.

	Shares Beneficially Owned
Name and Address	Number	Percentage
Five Percent Stockholders:
Fidelity Management and Research (1)	3,093,436	10.9%
82 Devonshire Street
Boston, MA 02109
QVT Financial LP (2)	2,737,913	9.7%
1177 Avenue of the Americas, 9th Floor
New York, NY 10036
T. Rowe Price Associates, Inc (3)	2,304,999	8.1%
100 East Pratt Street
Baltimore, MD 21202
BlackRock Advisors LLC (4)	1,962,176	6.9%
40 East 52nd Street
New York, NY 10022
Burrill & Company (5)	1,936,933	6.8%
One Embarcadero Center, Suite 2700
San Francisco, CA 94111
Raymond F. Schinazi, Ph.D., D. Sc. (6)	1,709,124	6.0%
2881 Peachtree Road, N.E.
Unit 2204
Atlanta, GA 30305
FrontPoint Partners LLC (7)	1,450,111	5.1%
Two Greenwich Plaza
Greenwich, CT 06830-7153

	Shares Beneficially Owned
Name and Address	Number	Percentage
Directors and Executive Officers:
M. Michelle Berrey, M.D., MPH (8)	60,417	*
G. Steven Burrill (5)	1,936,933	6.8%
William J. Carney (9)	101,998	*
Herbert J. Conrad (10)	53,375	*
Elliot F. Hahn (11)	102,000	*
Patrick T. Higgins (12)	53,594	*
Michael K. Inouye (13)	69,833	*
Kurt Leutzinger, C.P.A., M.B.A. (14)	343,687	1.2%
Paul Lubetkin (15)	16,125	*
Michael J. Otto, Ph.D. (16)	50,438	*
Fredric D. Price (17)	59,000	*
P. Schaefer Price, M.B.A. (18)	891,968	3.1%
Michael D. Rogers (19)	18,750	*
Robert F. Williamson III (20)	82,000	*
All directors and executive officers as a group (14 persons)(5)(8)(9) (10)(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)	3,840,117	13.6%

*	Less than 1% of the outstanding Common Stock.
(1)	Represents 3,093,436 shares of Common Stock owned directly by Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, or indirectly through affiliates of Fidelity or through entities controlled by Fidelity. Of the foregoing shares, 2,790,436 shares of Common Stock are beneficially owned by Fidelity Growth Company Fund. Edward C. Johnson 3rd is the Chairman of FMR LLC and each of Mr. Johnson and FMR LLC has the sole power to dispose of the 3,093,436 shares beneficially owned by Fidelity.
(2)	Represents 2,737,913 shares of Common Stock collectively owned by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC.
(3)	Represents 2,304,999 shares of Common Stock owned directly by T. Rowe Price Associates, Inc. (“T. Rowe Price”) or indirectly through affiliates of T. Rowe Price or through entities controlled by T. Rowe Price.
(4)	Represents 1,962,176 shares of Common Stock owned directly by BlackRock Advisors LLC or indirectly through affiliates of BlackRock or through entities controlled by BlackRock.
(5)	Represents 1,904,933 shares of Common Stock, 18,125 shares of Common Stock that are subject to immediately exercisable stock options, 1,875 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009, and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010. The Common Stock is collectively owned by Burrill Life Sciences Capital Fund, L.P., and Burrill Indiana Life Sciences Capital Fund, L.P. G. Steven Burrill is CEO of Burrill & Company, and Roger Wyse and Ann Hanham are Managing Directors of Burrill & Company and share investment and voting power over these shares, and the 18,125 shares of Common Stock that are subject to immediately exercisable stock options, the 1,875 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009, and the 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010 are owned solely by G. Steven Burrill.
(6)	Includes 1,274,992 shares owned directly by Dr. Schinazi, 396,446 shares owned by RFS Partners, L.P. (RFS & Associates, LLC, an entity managed by Dr. Schinazi is the general partner of, and exercises investment and voting power over the shares held by, RFS Partners, L.P.), and 37,666 shares owned directly by Dr. Schinazi’s wife, of which Dr. Schinazi disclaims beneficial ownership.
(7)	Represents 1,450,111 shares of Common Stock owned directly by FrontPoint Partners LLC, a wholly-owned subsidiary of Morgan Stanley.
(8)	Includes 45,983 shares that are subject to immediately exercisable stock options and an additional 6,771 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009.
(9)	Includes 33,958 shares that are subject to immediately exercisable stock options, an additional 1,875 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009, and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.
(10)	Consists of 40,625 shares that are subject to immediately exercisable stock options, an additional 3,750 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009, and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.
(11)	Includes 77,792 shares that are subject to immediately exercisable stock options, an additional 1,875 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009, and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.
(12)	Consists of 52,875 shares that are subject to immediately exercisable stock options, an additional 719 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009.
(13)	Consists of 56,458 shares that are subject to immediately exercisable stock options, an additional 1,875 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009 and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.
(14)	Includes 131,021 shares that are subject to immediately exercisable stock options and an additional 5,417 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009.
(15)	Includes 12,500 shares that are subject to immediately exercisable stock options and an additional 3,125 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2009.
(16)	Includes 28,750 shares that are subject to immediately exercisable stock options and an additional 2,188 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009.
(17)	Consists of 23,126 shares that are subject to immediately exercisable stock options, an additional 3,542 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009 and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.
(18)	Includes 500,999 shares that are subject to immediately exercisable stock options and an additional 7,688 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009.
(19)	Includes 18,750 shares that are subject to immediately exercisable stock options.
(20)	Includes 64,458 shares that are subject to immediately exercisable stock options, an additional 1,875 shares that may be acquired upon the exercise of options within 60 days of November 30, 2009 and 2,000 shares of restricted stock that cannot be sold until they vest on March 24, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during fiscal 2009 our Named Executive Officers, directors, and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except for a late Form 4 filing by each of our executive officers (except for Paul Lubetkin, who did not receive such grant) and directors disclosing their 2009 annual grant of stock options, granted on October 29, 2008. Forms 4 were subsequently filed for each of our Named Executive Officers (except for Paul Lubetkin) and directors in connection with the 2009 annual grant.

Certain Relationships and Related Transactions

The rules and regulations promulgated by the SEC require us to disclose in this Proxy Statement any transaction since October 1, 2008, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

On February 5, 2009, we completed a registered direct public offering of 4,678,000 shares of our common stock to a select group of institutional investors at a price of $9.73 per share, resulting in $43.5 million in net proceeds after deducting the placement agent fee and estimated offering expenses (Registered Direct Offering). Affiliates of Fidelity Management and Research (Fidelity), T. Rowe Price Associates, Inc. (T. Rowe), QVT Financial LP (QVT), and BlackRock Advisors LLP (Blackrock), each the holder of more than 5% of our common stock, participated in the Registered Direct Offering. In the Registered Direct Offering, Fidelity purchased 467,800 shares for an aggregate purchase price of $4,551,694.00, T. Rowe purchased 75,000 shares for an aggregate purchase price of $729,750.00, QVT purchased 2,055,498 shares for an aggregate price of $19,999,995.54, and Blackrock purchased 275,000 shares for an aggregate purchase price of $2,675,750. The terms of the Registered Direct Offering offered to all participants (including Fidelity, T. Rowe, QVT, and Blackrock) were reviewed and approved only by a committee of our board of directors consisting of directors independent and unaffiliated with Fidelity, T. Rowe, QVT, and Blackrock.

Policies and Procedures Regarding Review, Approval, or Ratification of Related Person Transactions

In accordance with its charter, the Compensation Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In carrying out its responsibilities, the Compensation Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction. The Compensation Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with our best interests.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee of ours. In addition, there are no Compensation Committee interlocks between us and other entities involving our executive officers and members of our board of directors who serve as executive officers of those other entities.

Proposal 2—Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee selected the firm of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010. Grant Thornton LLP has served as our independent registered public accounting firm since fiscal 2006. Although stockholder approval of the selection of Grant Thornton is not required, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of Grant Thornton, but will not be required to take any action.

Our board of directors recommends that stockholders vote “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010.

Information about Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees that Grant Thornton, our independent registered public accounting firm, billed to us for each of the last two fiscal years. For our fiscal years ended September 30, 2009 and 2008, audit fees include amounts billed in fiscal 2010 that relate to our fiscal 2009 audit and in fiscal 2009 that relate to our fiscal 2008 year end audit, respectively.

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$408,908	$517,183
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$408,908	$517,183

(1)	Audit fees consist of fees for the audits of our financial statements and internal control over financial reporting, the review of our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC, and other professional services provided in connection with regulatory filings. Audit fees for 2009 and 2008 include fees of $33,000 and $82,503, respectively, for professional services rendered in connection with our public offerings of Common Stock during our fiscal years ended September 30, 2009 and 2008, respectively.

The Audit Committee has considered whether provision of the services described above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not affected Grant Thornton’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services and related fees that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee may delegate to one or more members of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the member(s) of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee has reviewed the Company’s audited financial statements of the Company for the fiscal year ended September 30, 2009 and discussed them with the Company’s management and the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as superseded by the Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended, and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from the Company’s registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board concerning independence, and has discussed with the Company’s independent registered public accounting firm matters relating to its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

We have appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010. The appointment was based on a number of factors, including Grant Thornton LLP’s competence in the fields of accounting and auditing.

By the Audit Committee of the Board of Directors of Pharmasset, Inc.

G. Steven Burrill, Committee Chair Fredric D. Price Robert F. Williamson III

Executive Compensation

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of our executive compensation program is to attract, retain, motivate, and reward top quality personnel capable of driving our success. In setting executive compensation, our board of directors’ objectives are to tie the total compensation package of our six executive officers (listed in the Summary Compensation Table below) (our Named Executive Officers) to the achievement of corporate and individual performance objectives, and to align each Named Executive Officer’s incentives with the creation of stockholder value. To achieve these objectives, our board of directors has implemented and maintained compensation plans that tie a substantial portion of each Named Executive Officer’s overall compensation to our research, clinical, regulatory, business development, and operational performance.

Compensation Processes

Our board of directors established a Compensation Committee that is responsible for, among other things, reviewing and recommending to our board of directors the compensation programs for our Named Executive Officers. Our management makes recommendations to the Compensation Committee regarding compensation levels after reviewing publicly available compensation data and subscription compensation survey data published by Radford in its Radford Global Life Sciences Survey for national and regional companies in the life sciences industry (collectively, the Survey Data). We believe that the Survey Data provides the Compensation Committee with an appropriate starting point for ultimately recommending the compensation of our Named Executive Officers because the companies represented in the Survey Data have similar organizational structures as us and tend to compete with us for executives and other employees. In addition to the full set of Survey Data, management typically gathers and provides the Compensation Committee with a subset of data from Radford or publicly available sources about companies with a similar number of employees as us and at a similar stage of development as us. In addition, in 2009, the Compensation Committee engaged Radford to provide an independent compensation analysis relating to both Named Executive Officer compensation as well as board compensation (the Radford Analysis). The Radford Analysis included providing a proposed new group of peer companies for reviewing and recommending compensation of our Named Executive Officers, other employees, and directors. The results of the Radford Analysis, along with the Survey Data, were used to recommend compensation packages for our Named Executive Officers. In addition, from time to time we have engaged Radford to assist us with developing our compensation packages (or certain features thereof) or to address certain compensation issues. We may engage Radford or other compensation consultants in the future as the need arises.

The following peer companies (Peer Companies) were used in connection with its determination of compensation packages for our Named Executive Officers, including our Chief Executive Officer for the 2009 fiscal and 2010 fiscal years:

• Acadia Pharmaceuticals	• Idera Pharmaceuticals
• Allos Therapeutics	• Incyte Corporation
• Alnylam Pharmaceuticals	• Intermune, Inc.
• Antigenics	• Maxygen
• Ardea Biosciences	• Medivation
• Ariad Pharma	• Micromet
• Arqule	• Novavax
• Cytokinetics	• Optimer Pharmaceuticals
• Geron	• Poniard Pharmaceuticals
• Idenix Pharmaceuticals	• Targacept
• Theravance

The Peer Companies were chosen because they are at a similar stage of development, are similarly situated in terms of employee size and market capitalization, or were included to provide historical continuity, because they were on earlier lists of peer companies used by the Compensation Committee.

Our board of directors utilizes a pay-for-performance compensation philosophy, which targets the 50th percentile of the Survey Data and the Radford Analysis, subject to adjustments determined in the subjective judgment of the Compensation Committee or our board of directors to reflect the following factors:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s history of, or potential for, extraordinary performance;

•	comparison to our other executives having similar levels of expertise and experience, even if employed in different positions; and

•	uniqueness of industry skills, our relative need for an executive with those skills and the supply of individuals with the necessary skills.

In making compensation recommendations, the Compensation Committee considers the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.

Each component of the compensation of each of our Named Executive Officers takes into account our corporate performance and a subjective evaluation of each officer’s individual performance. We call this our Annual Performance Management Program. Annual performance objectives for the Company, each department or function, and each Named Executive Officer, are determined and set forth in writing at the beginning of each fiscal year. Corporate and functional/departmental performance objectives are proposed by management and approved by the Compensation Committee for recommendation to our full board of directors at the beginning of each fiscal year. These objectives target the achievement of specific research, clinical, regulatory, business development, and financial and operational milestones. The individual performance objectives for each Named Executive Officer (excluding our Chief Executive Officer) are reviewed and approved by our Chief Executive Officer. Individual objectives relate to contributions the Named Executive Officer will make and to the achievement of the corporate and functional/departmental goals. The individual performance objectives for our Chief Executive Officer are the same as our corporate and functional/departmental performance objectives with the additional objective of assuring the achievement of objectives of the other Named Executive Officers. The Compensation Committee believes that using a performance-based metric to determine all aspects of compensation of our Named Executive Officers is appropriate for a company at Pharmasset’s stage of development.

The corporate objectives are grouped and each group is weighted as part of the Compensation Committee’s recommendation to our board of directors. The individual objectives of the Named Executive Officers are designed to support the corporate objectives and to enable the Chief Executive Officer and the Compensation Committee to evaluate the performance of each Named Executive Officer.

During the last month of a completed fiscal year and the first month of the next fiscal year, our Chief Executive Officer, our human resources group and the Compensation Committee assess the achievement of our corporate objectives and the individual objectives of our Named Executive Officers (excluding our Chief Executive Officer) and evaluate the performance of each Named Executive Officer (excluding our Chief Executive Officer) for the completed fiscal year for the purpose of determining eligibility for, and the level of, any salary increase, bonus compensation, and equity-based award(s). In the case of our Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee. Following the assessments, evaluations and the review of the Survey Data and any other comparison compensation data, the Compensation Committee makes recommendations to our board of directors regarding salary adjustments, bonus compensation, and annual equity-based award(s) for each our Named Executive Officers. Annual base salary increases and annual non-equity incentive compensation targets for fiscal year 2010 were effective the first day of the new fiscal year. At the conclusion of the Compensation Committee’s performance and compensation review for fiscal 2009, the Compensation Committee believes that all Named Executive Officers are approximately within the 50th percentile, as represented by the Peer Companies and the Radford Analysis, except for Dr. Berrey, who is at approximately the 25th percentile of Chief Medical Officers in such data, based solely on Dr. Berrey’s years of experience in the role of Chief Medical Officer. Based on the Radford Analysis and an analysis of the Peer Companies, in order to maintain our ability to attract and retain qualified managers and employees, the Compensation Committee also determined that beginning in fiscal 2011, it will, over an unspecified period, increase its target to the 75th percentile of the Survey Data (or other appropriate data and analyses), subject to adjustments in the subjective judgment of the Compensation Committee or our board of directors, as the appropriate compensation level for our Named Executive Officers.

2009 Performance

At the beginning of fiscal 2009, our fiscal 2009 corporate performance objectives were as follows:

•	continue our hepatology clinical programs and steady execution against operational and performance goals in developing anti-hepatitis virus product candidates;

•	progress studies required for clevudine registration;

•	progress development of R7128 and PSI-7851;

•	continue research efforts to identify new product candidates;

•	maintain an appropriate level of capitalization; and

•	progress potential strategic collaborations with third parties regarding commercial rights to product candidates or other intellectual property.

Key individual performance objectives for our Named Executive Officers for fiscal 2009 included:

Executive	Position	Key 2009 Objectives
P. Schaefer Price	President and CEO	• Our corporate objectives are also the individual objectives of our Chief Executive Officer • Assure achievement of individual performance objectives of the other Named Executive Officers

Kurt Leutzinger	Chief Financial Officer	• Maintain appropriate levels of capital • Increase investor interest in Pharmasset • Establish, document, and maintain effective controls over financial reporting

M. Michelle Berrey	Chief Medical Officer	• Progress clevudine clinical studies • Progress clinical studies of RG7128 and bioequivalence study

Paul Lubetkin	Executive Vice President, General Counsel, and Secretary	• Supervise, draft, and negotiate commercial, securities, and other agreements • Supervise litigation matters • Manage and develop compliance programs and plans

Michael J. Otto	Chief Scientific Officer	• Progress HCV research including IND plan and enabling studies, lead identification process, and initiating drug discovery efforts on novel target(s)

Michael D. Rogers	Chief Development Officer	• Progress and fully enroll studies required for clevudine registration

In addition, the Named Executive Officers and the Company had other, more specific and less material, objectives in fiscal 2009. The majority of these objectives were designed to support the above-stated objectives.

In October 2009, after receiving input from Radford, our Chief Executive Officer, and our human resources group, the Compensation Committee met to consider the performance and bonus compensation of our Named Executive Officers for fiscal year 2009. The Compensation Committee made its recommendations to our board of directors for base salary, incentive cash bonuses, and equity awards for our Named Executive Officers considering each individual’s performance as assessed by our Chief Executive Officer against the performance objectives. After considering our critical achievements for fiscal 2009 (set forth below), our board of directors determined in that with the exception of corporate performance objectives related to the clevudine development program, we successfully achieved all our 2009 corporate performance objectives. The board disregarded the clevudine objectives based on its conclusion that the program’s termination was not the fault of the company. Our critical achievements in 2009 included:

•	continuation of our hepatology clinical programs and steady execution against operational and performance goals in anti-hepatitis virus product candidates;

•	completion of RG7128 Phase 1 clinical study and the ground-breaking INFORM-1 Phase 1 study;

•	completion of Phase 1 studies of PSI-7851;

•	nomination of PSI-938 and PSI-879 as development candidates;

•	significant advances in our research programs;

•	completion of a registered direct public offering of common stock;

•	recruitment of senior legal and regulatory leaders; and

•	maintenance of effective internal controls over financial reporting.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries are reviewed annually as part of our Annual Performance Management Program and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

In setting the base salary for our Chief Executive Officer (for both fiscal 2009 and fiscal 2010), the Compensation Committee and our board of directors considered our overall performance, internal feedback from our Chief Executive Officer’s direct reports, and the compensation of the chief executive officers of the Peer Companies (included in the Survey Data) and, for fiscal 2010, the Radford Analysis. The Compensation Committee and our board of directors also considered:

•	our Chief Executive Officer’s number of years of experience and overall qualifications and

•	our success in meeting our corporate performance objectives for the most recently completed fiscal year.

With respect to our Named Executive Officers other than our Chief Executive Officer, the Compensation Committee and our board of directors took the following factors into account in setting each of their respective fiscal 2009 and fiscal 2010 base salaries:

•	the base salaries of similarly situated officers of the Peer Companies (as reflected in the Survey Data and, for fiscal 2010 only, the Radford Analysis);

•	each such Named Executive Officer’s number of years of experience and overall qualifications;

•	our success in meeting our corporate performance objectives for the most recently completed fiscal year; and

•	our Chief Executive Officer’s assessment of each such Named Executive Officer’s other than our Chief Executive Officer success in meeting his or her individual performance objectives.

The review of performance objectives has a substantial effect on the percentage increase (if any) awarded for base salary. The increase in the base salaries in fiscal 2010 of each Named Executive Officer reflects the Compensation Committee’s conclusion that each of our officers, including our Chief Executive Officer, met their fiscal year 2009 individual performance objectives. The relatively higher percentage increase in the base salaries of Dr. Berrey and Mr. Leutzinger reflect the Compensation Committee’s judgment that their individual performance met or exceeded expectations and the input from Radford regarding salaries reported by our peer companies. The Compensation Committee determined in October 2008 that the Named Executive Officers, with the exception of Mr. Rogers, met or exceeded their fiscal year 2008 individual performance objectives. In addition, Mr. Price’s fiscal 2009 base salary was increased to more closely approach the base salary of similarly-situated chief executive officers and our board of directors’ judgment of the overall performance of the Company and our Chief Executive Officer individually. Mr. Lubetkin, who joined the Company after the start of the 2009 fiscal year, was not included in the 2008 review process.

Name and Principal Position	Fiscal 2009 Base Salary	% Increase Over Fiscal 2008 Base Salary	Fiscal 2010 Base Salary	% Increase Over Fiscal 2009 Base Salary
P. Schaefer Price	$455,000	24.7%	$463,000	1.8%
Chief Executive Officer

Kurt Leutzinger	$280,125	3.8%	$310,000	10.7%
Chief Financial Officer

M. Michelle Berrey	$288,500	4.5%	$318,000	10.2%
Chief Medical Officer

Paul Lubetkin (1)	$278,000	—	$284,371	2.3%
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	$253,000	4.5%	$265,000	4.7%
Chief Scientific Officer

Michael Rogers	$270,000	—	$280,000	3.7%
Chief Development Officer

(1)	Mr. Lubetkin began working for us on October 23, 2008. His “Fiscal 2009 Base Salary” shown above is an annualized amount.

Annual Incentive Bonus Compensation

Our Annual Performance Management Program includes eligibility for annual incentive bonus compensation. Our board of directors has established annual incentive bonus compensation targets for different positions or ranks of employees within our organization, and has the discretion to adjust these targets. These targets are expressed as percentages of a particular Named Executive Officer’s base salary. In October 2008, the fiscal 2009 annual bonus compensation target percentages for each of our Named Executive Officers were set at 30%. In conjunction with the Compensation Committee’s review of our overall compensation program and based on the Radford Analysis, the Compensation Committee recommended, and our board of directors approved, the fiscal 2010 annual bonus compensation target percentages for our Named Executive Officers (excluding our Chief Executive Officer) at 35% and the 2010 annual bonus compensation target for our Chief Executive Officer at 50%. The increased target bonus percentages will align Pharmasset more closely with our Peer Companies.

Our board of directors awarded bonus compensation to all our Named Executive Officers for their performance during fiscal 2009. In addition, Mr. Price and Dr. Berrey were awarded annual bonus compensation in excess of their target levels to reward them for exceeding certain corporate and individual objectives during fiscal 2009, notably the completion of Phase 1 combination studies of RG7128, completion of the INFORM-1 study, and completion of the single and multiple ascending dose studies of PSI-7851. The Compensation Committee determined in October 2008 that the Named Executive Officers, with the exception of Mr. Rogers, met or exceeded their fiscal 2008 performance objectives. Mr. Lubetkin, who joined the Company after the start of the 2009 fiscal year, was not included in the 2008 review process.

In connection with approving the fiscal 2010 target percentages, our board of directors also approved our fiscal 2010 corporate performance objectives as follows:

•	progress clinical development of RG7128 and PSI-7977;

•	commence clinical development of PSI-938 and progress preclinical development of PSI-879;

•	continue research efforts to identify new product candidates;

•	maintain an appropriate level of capitalization; and

•	progress potential strategic collaborations with third parties regarding commercial rights to product candidates or other intellectual property.

Key individual performance objectives for our Named Executive Officers for fiscal 2010 include:

Executive	Position	Key 2010 Objectives
P. Schaefer Price	President and CEO	• Our corporate objectives are also the individual objectives of our Chief Executive Officer • Assure achievement of individual performance objectives of the other Named Executive Officers

Kurt Leutzinger	Chief Financial Officer	• Maintain appropriate levels of capital • Increase investor interest in Pharmasset • Document and maintain effective internal controls over financial reporting

M. Michelle Berrey	Chief Medical Officer	• Progress, monitor, analyze, and report clinical data from PSI-7977, PSI-938, and PSI-879 programs • Progress clinical studies of RG7128

Paul Lubetkin	Executive Vice President, General Counsel, and Secretary	• Supervise, draft, and negotiate commercial, securities, and other agreements • Supervise litigation matters • Manage and develop compliance programs and plans

Michael J. Otto	Chief Scientific Officer	• Progress HCV research including IND plan and enabling studies, lead identification process, and initiating drug discovery efforts on novel target(s)

Michael D. Rogers	Chief Development Officer	• Manage progress of preclinical and clinical development of PSI-7977, PSI-938, and PSI-879 programs

In addition, the Named Executive Officers and the Company have other, more specific and less material, objectives in fiscal 2010. The majority of these objectives were designed to support the above-stated objectives.

The level of achievement of the individual and corporate performance objectives described above inform the Compensation Committee’s recommendation and our board of directors’ determination regarding the payment of annual bonus compensation, but is not entirely determinative. Whether or not the listed objectives are achieved, in accordance with our Annual Performance Management Program, the Compensation Committee and our board of directors may choose to adjust the bonus compensation to be more or less than the target levels noted above based on its evaluation of our corporate performance and each Named Executive Officer’s performance. The Compensation Committee and our board of directors seek input from our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonus compensation.

Other Incentive Compensation

In addition, in particular circumstances, our board of directors may authorize cash sign-on incentive payments, such as the $25,000 cash sign-on incentive payment made to Mr. Lubetkin during fiscal 2009 to provide an incentive to him to join our organization. Such payments are typically repayable in full to us if the recipient voluntarily terminates employment with us within an agreed upon time period stated in the employee’s offer letter. Whether a sign-on incentive payment is paid, and the amount thereof, is determined on a case-by-case basis under the specific hiring circumstances.

Equity-Based Awards

We believe that long-term performance is achieved through a culture that encourages long-term participation by all of our employees through equity-based awards. Our equity incentive plan allows for the grant of stock options, restricted stock, and other equity-based awards to all of our employees (including our Named Executive Officers). Our board of directors authorizes initial grants of stock options, as well as annual grants of stock options to our Named Executive Officers. We have chosen to grant stock options to our Named Executive Officers because we believe stock options effectively align the interests of our Named Executive Officers with those of our stockholders, and, due to the vesting periods and other terms of the stock options, may also serve as an effective retention tool. We have reviewed other types of equity-based awards, such as restricted stock awards, and have decided not to grant such types of awards to our Named Executive Officers at this time. However, we may choose to grant other types of equity-based awards to our Named Executive Officers in the future.

Initial stock option awards. Executives and other employees who join us are typically awarded initial stock option grants upon or shortly following their hire. These grants have an exercise price equal to the fair market value of our Common Stock on the grant date and, in general, have a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the compensation survey data we utilize.

Annual stock option awards. For the reasons stated above, our practice is to make annual stock option awards a part of our overall Annual Performance Management Program. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the Named Executive Officer group as a whole at or near a level commensurate with other comparable companies in the compensation survey data from Radford, subject to adjustments to reflect the individual’s background, experience, and job performance.

As part of the year-end compensation review process, our Chief Executive Officer recommends to the Compensation Committee the grant of certain stock option grants to our Named Executive Officers (other than to himself). The Compensation Committee then reviews such recommended grants and makes its own recommendation regarding such grants to our board, which reviews and, if appropriate, approves the grants to our

Named Executive Officers. Similar to the annual bonus compensation described above, the amount of stock option grants recommended for the Named Executive Officers (other than our Chief Executive Officer) by our Chief Executive Officer are based upon a review of stock option compensation survey data and the Chief Executive Officer’s evaluation of our corporate performance and each Named Executive Officer’s individual performance during the most recently completed fiscal year. With regard to the annual grant of stock options to our Chief Executive Officer, our human resources group collects comparable company data and provides it to the Compensation Committee, who uses such data and certain other compensation survey data to recommend an annual stock option grant for our Chief Executive Officer (which must be approved by our board of directors).

As part of the fiscal 2009 Annual Performance Management Program, our board of directors reviewed and ratified stock option grants to our Named Executive Officers that were recommended by our Chief Executive Officer and Compensation Committee based on their review of the performance of each Named Executive Officer.

Termination Based Compensation

As a general matter, our board of directors believes that reasonable change in control protection is necessary for our Named Executive Officers in order for us to recruit and retain qualified executives. In setting the terms of any termination based compensation (whether as part of a broader employment agreement or a stand alone change of control severance agreement), the Compensation Committee recognizes that our Named Executive Officers will likely face challenges securing new employment following involuntary termination. Further, in cases of a change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to potential departures and help ensure smooth transition of the Named Executive Officer’s responsibilities and enable management to more objectively evaluate the merits of any proposed transaction. Therefore, upon involuntary termination of employment after a change in control, our Named Executive Officers are entitled to receive severance payments under either their employment agreements or a change of control severance agreement.

In the judgment of our board of directors, the severance packages of our Named Executive Officers are generally in line with severance packages offered to similar executive officers of companies of similar size to us as represented in the publicly available compensation data. This conclusion is based on, among other things, the Radford Analysis. Please see the section below entitled “Potential Payments upon Termination or Change of Control” for further discussion of such severance packages.

Risk Assessment and Compensation Practices

The Compensation Committee, the Nominating and Corporate Governance Committee, and our board of directors as a whole, have initiated an ongoing assessment of our compensation practices in light of the risks in our operations. The assessment included, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update, and measure short-term and long-term objectives as part of our Annual Performance Management Program; the effectiveness and nature of communications within the Company and between management and our board of directors and other stakeholders; and our compliance policies, practices, and programs. In general, the Compensation Committee, the Nominating and Corporate Governance Committee and our board of directors each concluded that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, do not reward unreasonable risk, and provide a reasonable balance between the many and substantial risks inherent in drug research, development, and commercialization (on the one hand) and recognizing and incenting achievement and success (on the other). A more detailed description of the risk factors associated with Pharmasset can be found in the “Risk Factors” section of our 2009 Form 10-K.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Pharmasset, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on our review and discussions, we recommend to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors:

Robert F. Williamson III, Chair G. Steven Burrill Elliot F. Hahn, Ph.D. Michael K. Inouye

SUMMARY COMPENSATION TABLE 2009

The following table shows the total compensation accrued for fiscal 2009, 2008, and 2007 for our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Option Awards (2)	All Other Compensation (6)	Total
P. Schaefer Price	2009	$455,000	$170,000	$291,541	$5,228	$921,769
President and Chief Executive Officer	2008	365,000	135,000	488,011	4,978	992,989
	2007	340,000	152,000	651,014	24,001	1,167,015

Kurt Leutzinger	2009	$280,125	$84,038	$143,816	$5,970	$513,949
Chief Financial Officer	2008	270,000	70,000	207,687	5,638	553,325
	2007	255,417	79,818	135,875	22,574	493,684

M. Michelle Berrey (3)	2009	$288,500	$108,188	$120,192	$5,065	$521,945
Chief Medical Officer	2008	276,000	150,000	87,417	4,963	518,380
	2007	184,167	105,250	30,878	4,537	324,832

Paul Lubetkin (4)	2009	$261,590	$50,967	$112,658	$5,838	$431,053
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	2009	$253,000	$75,900	$94,535	$6,386	$429,821
Chief Scientific Officer	2008	242,000	90,000	103,395	12,728	448,123
	2007	232,200	58,075	67,171	26,812	384,358

Michael Rogers (5)	2009	$270,000	$81,000	$135,363	$5,913	$492,276
Chief Development Officer	2008	247,500	36,000	123,435	4,763	411,698

(1)	The amounts in this column, other than the amount paid to Ms. Berrey, Mr. Lubetkin and Mr. Rogers, represent bonus compensation awarded to each executive with respect to the executive’s performance during fiscal 2009, 2008, or 2007 as determined in the discretion of the Compensation Committee and our board of directors. During fiscal 2009, the amount paid to Mr. Lubetkin represents bonus compensation of $25,967 and a sign-on incentive payment of $25,000. During fiscal 2008, in addition to bonus compensation of $100,000, the amount paid to Ms. Berrey represents $50,000 for achieving certain patient enrollment levels in one of our clinical trials during fiscal 2008. The amount paid to Mr. Rogers during fiscal 2008 represents a sign-on incentive payment of $36,000.
(2)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial reporting purposes for fiscal 2009 of stock options granted under our equity plans during and prior to fiscal 2009. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2009, included in our 2009 Form 10-K.
(3)	Ms. Berrey began working for us on January 16, 2007. Ms. Berrey’s annual fiscal 2007 salary as of her hire date was $260,000.
(4)	Mr. Lubetkin began working for us on October 23, 2008. Mr. Lubetkin’s annual fiscal 2009 salary as of his hire date was $278,000.
(5)	Mr. Rogers began working for us on November 1, 2007. Mr. Rogers’ annual fiscal 2008 salary as of his hire date was $270,000.

(6)	The amounts in this column for fiscal 2009 represent the following:

Name and Principal Position	Company 401(k) Contribution (a)	Group Term Insurance Premium Cost	Long Term Disability Premium Cost	Total
P. Schaefer Price	$3,500	$450	$1,278	$5,228
Chief Executive Officer

Kurt Leutzinger	$3,500	$1,192	$1,278	$5,970
Chief Financial Officer

M. Michelle Berrey	$3,500	$287	$1,278	$5,065
Chief Medical Officer

Paul Lubetkin	$3,491	$1,176	$1,171	$5,838
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	$3,500	$1,608	$1,278	$6,386
Chief Scientific Officer

Michael Rogers	$3,500	$1,135	$1,278	$5,913
Chief Development Officer

(a)	Our 401(k) plan has a maximum company annual matching contribution of $3,500.

GRANTS OF PLAN-BASED AWARDS 2009

The following table sets forth information regarding each grant of an award made to each Named Executive Officer during fiscal 2009 under any plan, contract, authorization, or arrangement pursuant to which cash, securities, similar instruments, or other property may be received.

Name and Principal Position	Grant Date	Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards (2)
P. Schaefer Price	10/29/2008	30,000	$18.60	$308,043
Chief Executive Officer

Kurt Leutzinger	10/29/2008	10,000	$18.60	$102,681
Chief Financial Officer

M. Michelle Berrey	10/29/2008	15,000	$18.60	$154,022
Chief Medical Officer

Paul Lubetkin (3)	10/23/2008	50,000	$19.81	$540,570
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	10/29/2008	15,000	$18.60	$154,022
Chief Scientific Officer

Michael Rogers		—	$—	$—
Chief Development Officer

(1)	The amounts shown in this column reflect stock options granted to our named executive officers pursuant to our 2007 Equity Incentive Plan. These options have a vesting schedule of 25% on the first anniversary of the date of grant and an additional 6.25% at the end of each three-month period thereafter.
(2)	The amounts reported in this column represent the entire grant date fair value for each option award. There can be no assurance that these amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 7 to our audited financial statements for fiscal 2009, included in our 2009 Form 10-K.
(3)	Mr. Lubetkin starting working for the Company on October 23, 2008. His grant of 50,000 shares represents his on-hire grant of stock options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table sets forth information concerning stock options held on September 30, 2009, the last day of our 2009 fiscal year, for each Named Executive Officer.

Name and Principal Position	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
P. Schaefer Price	285,957	—	$3.00	8/10/14	(1)
Chief Executive Officer	34,375	—	$3.87	5/24/16	(2)
	55,000	25,000	$4.02	11/7/16	(1)
	66,666	—	$9.00	5/2/17	(3)
	40,688	52,312	$13.67	10/10/17	(1)
	—	30,000	$18.60	10/29/18	(1)

Kurt Leutzinger	62,500	—	$3.00	1/17/2015	(1)
Chief Financial Officer	28,542	5,708	$3.87	5/24/16	(4)
	17,531	7,969	$4.02	11/7/16	(1)
	13,563	17,437	$13.67	10/10/17	(1)
	—	10,000	$18.60	10/29/18	(1)

M. Michelle Berrey	28,274	31,250	$4.20	1/16/17	(1)
Chief Medical Officer	10,938	14,062	$13.67	10/10/17	(1)
	—	15,000	$18.60	10/29/18	(1)

Paul Lubetkin	—	50,000	$19.81	10/23/18	(1)
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	13,750	6,250	$4.02	11/7/16	(1)
Chief Scientific Officer	8,750	11,250	$13.67	10/10/17	(1)
	—	15,000	$18.60	10/29/18	(1)

Michael Rogers	14,063	42,188	$13.88	11/1/17	(1)
Chief Development Officer

(1)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(2)	These options vest as to 25% of the shares on August 10, 2006 and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	All of these options vested immediately and were exercisable on the date of grant.
(4)	These options vest as to 25% on January 17, 2007 and as to an additional 6.25% at the end of each three-month period thereafter.

OPTION EXERCISES 2009

The following table sets forth information concerning stock options exercised during fiscal 2009 for each of the Named Executive Officers.

Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized On Exercise (1)
P. Schaefer Price	—	$—
Chief Executive Officer

Kurt Leutzinger	—	$—
Chief Financial Officer

M. Michelle Berrey	—	$—
Chief Medical Officer

Paul Lubetkin	—	$—
Executive Vice President, General Counsel, and Secretary

Michael J. Otto	40,000	$752,400
Chief Scientific Officer

Michael Rogers	18,750	$93,675
Chief Development Officer

(1)	Calculated by multiplying the number of shares times the difference between the closing price of the stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our Named Executive Officers, upon the termination of his or her employment with us. The amounts in the tables below assume that each termination was effective as of September 30, 2009 and are merely illustrative of the impact of a hypothetical termination of employment (and, if applicable, a hypothetical change in control). The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Chief Executive Officer

Under the terms of an employment agreement between us and Mr. Price dated June 15, 2004 (Price Agreement), if we terminate Mr. Price’s employment due to his inability to perform the essential functions of his position by reason of physical or mental disability for a period of 90 consecutive calendar days, Mr. Price will receive the severance benefits described below.

In addition, under the terms of the Price Agreement, if we terminate Mr. Price without cause or he resigns with good reason (as defined below) within 18 months following a change of control (as defined below), then we or our successor-in-interest must (i) accelerate the vesting of all Mr. Price’s stock options, (ii) pay Mr. Price a lump-sum severance payment equal to one and a half times his then current annual base salary, plus the amount of benefits that would otherwise be payable on behalf of Mr. Price prior to Mr. Price’s termination and (iii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination). If we terminate Mr. Price’s employment without cause prior to a change of control or more than 18 months following a change of control, then we or our successor-in-interest must (i) accelerate the vesting of Mr. Price’s stock options which would have vested during the 12 months following the date of termination and (ii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination).

For purposes of the Price Agreement:

•

“cause” means (i) acts amounting to gross negligence or moral turpitude which are detrimental to us, (ii) fraud or embezzlement of funds or property, (iii) conviction of or pleading guilty to a felony not involving traffic or administrative sanctions, (iv) failure to observe or perform any material covenant, condition, or provision of the Price Agreement or our written policies and, when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure by us, or (v) performance of substantial and continued business services for any other person or entity without the prior written consent of the Chairman of our board of directors;

•

“change of control” means (i) a transaction, including a merger or other reorganization of us or acquisition of our shares, if following such transaction, the holders of our voting stock own less than 50% of the voting stock of the purchaser or surviving entity or (ii) a sale of substantially all of our assets; and

•

“good reason” means a reduction in Mr. Price’s overall level of responsibility, requiring him to report to anyone other than our board of directors, or the elimination of any of his current principal duties.

Under the terms of the Price Agreement, Mr. Price is prohibited, during the term of his employment with us and for a period of 18 months thereafter, from directly or indirectly (i) soliciting our employees or (ii) engaging in a business that is competitive with us in North America, Latin America, or South America, in each case without our consent. If Mr. Price violates these provisions, he shall not be entitled to any of the severance benefits described above (to the extent they have not already been paid, if such violation occurs following termination).

The following table sets forth potential termination and change-in-control payments pursuant to the Price Agreement assuming Mr. Price was terminated effective September 30, 2009. Actual amounts to be paid out in the event of Mr. Price’s actual termination can only be determined at the time of Mr. Price’s actual termination.

Name and Principal Position	Termination Without Cause Prior To A Change-In- Control or 18 Months After A Change- In-Control	Termination Without Cause or Resignation With Good Reason Within 18 Months Following A Change-In- Control
P. Schaefer Price
Chief Executive Officer
Severance Package (1)	$—	$682,500
Salary, Bonus, and Benefits Continuation (2)	614,358	614,358
Market Value of Stock Vesting (3)	—	894,978
Market Value of Stock Vesting (4)	549,415	—

	$1,163,773	$2,191,836

(1)	Represents a lump-sum severance package equal to one and a half times Mr. Price’s current annual base salary.
(2)	Represents salary, bonus, and benefits (primarily health, dental, and vision insurance payments and a matching contribution under our tax-qualified 401(k) plan) continuation for one year following termination.
(3)	Represents the acceleration of vesting of all of Mr. Price’s unvested stock options as of September 30, 2009. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. The value of our Common Stock on September 30, 2009 was $21.14.
(4)	Represents the acceleration of vesting of Mr. Price’s unvested stock options which would have vested in the 12 month period following September 30, 2009. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. The value of our Common Stock on September 30, 2009 was $21.14.

Named Executive Officers other than our Chief Executive Officer

We have entered into change of control severance agreements with each of our Named Executive Officers other than our Chief Executive Officer (Change of Control Agreements). Each Change of Control Agreement has substantively similar terms and provides each of our Named Executive Officers (other than our Chief Executive Officer) with certain severance benefits and accelerated stock option vesting upon involuntary termination of employment within 18 months after a change of control. For the purpose of the Change of Control Agreements, “change of control” means (i) the consummation of a merger or consolidation with any other corporation or other entity that results in a greater than 50% change of the total voting power represented by the voting securities of the Company or surviving entity; (ii) the approval by our stockholders of a plan of complete liquidation of the Company or an agreement for the sale or disposition by us of all or substantially all of our assets; or (iii) any person or persons becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities.

Under the terms of their Change of Control Agreements, our Named Executive Officers (other than our Chief Executive Officer) are all entitled to the following benefits: (i) a lump-sum payment equal to 12 months of his or her then current base salary within 30 days of his or her involuntary termination; (ii) an acceleration of the vesting of all outstanding stock options immediately prior to the Change of Control; (iii) a two-year period following his or her termination during which he or she may exercise all vested stock options and (iv) a continuation of the same level of health coverage and benefits until the earliest of (x) the date he or she is no longer eligible to receive COBRA benefits, (y) 12 months from the date of termination and (z) the date he or she receives similar benefits from a new employer.

The following table quantifies the potential payments and benefits under the Change of Control Agreements to which each of our Named Executive Officers other than our Chief Executive Officer would be entitled if the officer was involuntary terminated following a change in control. The amounts shown assume that the termination was effective as of September 30, 2009. The actual amounts paid out can only be determined at the time of such named executive officer’s actual involuntary termination.

Name and Principal Position	Salary and Benefits (1)	Market Value of Stock Vesting (2)	Total
Kurt Leutzinger	$290,852	$390,668	$681,520
Chief Financial Officer

M. Michelle Berrey	$297,486	$1,107,136	$1,404,622
Chief Medical Officer

Paul Lubetkin	$288,727	$66,500	$355,227
Executive Vice President, General Counsel, and Secratary

Michael J. Otto	$263,727	$229,138	$492,865
Chief Scientific Officer

Michael Rogers	$270,000	$306,285	$576,285
Chief Development Officer

(1)	Represents salary and benefits (health, dental, and vision insurance payments) continuation for one year following involuntary termination.
(2)	Represents the acceleration of vesting of all of the named executive officer’s unvested stock options as of September 30, 2009. The value shown is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. The value of our Common Stock on September 30, 2009 was $21.14.

Stockholder Proposals for the 2011 Annual Meeting

Advance Notice Requirements for Stockholder Proposals for Next Year’s Annual Meeting

A stockholder wishing to present a proposal at the 2011 Annual Meeting of Stockholders must submit the proposal in writing and it must be received by us at our executive offices at 303-A College Road East, Princeton, New Jersey 08540 by October 15, 2010, and must satisfy the other conditions established by the Securities and Exchange Commission in order for such proposal to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. A stockholder may wish to have a proposal presented at next year’s annual meeting of stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by December 29, 2010 (which is 45 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders (as stated on page 1 of this Proxy Statement)), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.

Advance Notice Requirements for Stockholder Nominations for Next Year’s Annual Meeting

Nominations for election to our board of directors must be received by October 15, 2010 to be considered by our Nominating Committee and must be accompanied by the information and materials required by our Bylaws.

Other Requirements

You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.

Change in the Date of Next Year’s Annual Meeting

If our board of directors selects a date for next year’s annual meeting of stockholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) stockholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of stockholders and (ii) stockholder proposals must be received to not be considered “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Delivery of this Proxy Statement

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report to stockholders and/or this Proxy Statement, please call us at 609-613-4125 or send a written request to rsmith@pharmasset.com or Investor Relations, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540. If you want to receive separate copies of the Proxy Statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY VIA THE INTERNET OR TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Form of Proxy Card

Ú   IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH, AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — PHARMASSET, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held on March 18, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PHARMASSET, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Kurt Leutzinger and Paul Lubetkin, or each of them, with full power of substitution, as proxies to act and vote at the 2010 Annual Meeting of Stockholders of Pharmasset, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NUMBER 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MR. A SAMPLE	Electronic Voting Instructions

ADDRESS 1	You may submit a proxy by Internet!
ADDRESS 2	Available 24 hours a day, 7 days a week!

ADDRESS 3	VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet must be received by 1:00 a.m. Central Time on March 18, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Submit a proxy by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website
Annual Meeting Proxy Card

Ú  IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A.	Proposals — A VOTE FOR THE DIRECTOR NOMINEE AND FOR PROPOSAL NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS

1.	Election of Directors: 01 – Herbert J. Conrad

☐	Mark here to vote FOR the nominee

☐	Mark here to WITHHOLD vote from the nominee
			01		02

		For	Against			Abstain
2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.	☐		☐		☐

In their discretion the proxy holders are authorized to vote upon such other business, if any, that may properly come before the meeting and any adjournment of the meeting.

B.	Non–Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — Sign Here- This section must be completed for your vote to be counted — Date and Sign Below.

Please be sure to sign and date this Annual Meeting Proxy Card.

Please sign this proxy exactly as you name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, only authorized persons should sign.

Date (mm/dd/yyyy)	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box
/ /